Filed pursuant to Rule 424(b)(3)

Registration No. 333-100044

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 1 DATED JANUARY 22, 2003,

SUPPLEMENT NO. 2 DATED APRIL 2, 2003,

SUPPLEMENT NO. 3 DATED JULY 7, 2003 and

SUPPLEMENT NO. 4 DATED SEPTEMBER 16, 2003

Supplements Nos. 1, 2, 3 and 4 to be used with

PROSPECTUS DATED DECEMBER 11, 2002

Summary of Supplements to Prospectus (See Supplements for Additional Information)

Supplement No. 1 dated January 22, 2003:

(1)	Reports on our acquisition of an extended-stay hotel in Texas containing 120 suites for a gross purchase price of $14.3 million.

(2)	Provides certain other information about the hotel and about us.

Supplement No. 2 dated April 2, 2003:

(1)	Reports on our acquisition of three extended-stay hotels, which are located in Colorado, Louisiana and New Mexico and which contain a total of 393 suites, for a gross purchase price of $32.2 million.

(2)	Provides certain other information about the hotels and about us.

Supplement No. 3 dated July 7, 2003:

(1)	Reports on our acquisition of five extended-stay hotels, which are located in California, New Jersey, New York and Tennessee and which contain a total of 639 suites, for an aggregate gross purchase price of $70.3 million.

(2)	Provides certain other information about the hotels and about us.

Supplement No. 4 dated September 16, 2003:

(1)	Reports on our acquisition of four extended-stay hotels, which are located in Connecticut, Florida, New Jersey and Ohio and which contain a total of 412 suites, for an aggregate gross purchase price of $48.8 million.

(2)	Provides certain other information about the hotels and about us.

As of January 3, 2003, we completed our minimum offering of 4,761,905 units at $10.50 per unit and raised gross proceeds of $50,000,000 and proceeds net of selling commissions and marketing expenses of $45,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus. As of August 26, 2003, we had closed on the sale of 19,762,465 of additional units at $11 per unit. These sales, when combined, represent gross proceeds of $267,387,118 and proceeds net of selling commissions and marketing expenses of $240,468,417.

In connection with our hotel acquisitions, we paid 2% of the aggregate gross purchase price for all of our hotels, which equals a total of $3,312,000, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.